Exhibit 99.1

Alteva, Inc. 4Q13 and Full Year 2013 Financial Results Conference Call Script

“Operator

•                  Good morning and welcome to the Alteva Fourth Quarter and Full Year 2013 Financial Results Conference Call.  All participants will be in listen-only mode.  Should you need assistance, please signal a Conference Specialist by pressing the star key followed by Zero.

•                  We will not be taking questions during today’s presentation.  Please note this event is being recorded.

•                  I would now like to turn the conference over to Jordan Darrow…Please go ahead.

Jordan Darrow

•                  Thank you. Before we begin, we remind you that statements made during this call may contain forward-looking information within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Forward-looking statements are all statements other than statements of historical fact which reflect management’s expectations regarding future events and operating performance and speak only as of today, April 1, 2014.

•                  Forward-looking statements are based on current assumptions and announcements made by the company in light of its experience and its perception of historical strengths, current conditions expected due to developments, regulatory matters and other factors it believes are appropriate.  These statements are subject to a number of assumptions, risks, and uncertainties and factored into the company’s filings with the Securities & Exchange Commission, future growth and profitability, general economic and business conditions, the business opportunities that may be presented to you and perceived by the company, changes in law, regulations and other factors, many of which are beyond the control of the company.  Examples of forward-looking statements you will hear today include, but are not limited to, statements about the organizational restructuring and the O-P Agreement.  A more comprehensive discussion of the risks and uncertainties impacting the forward-looking statements included herein can be found in the

Company’s Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

•                  Listeners are cautioned that these statements are not guarantees of future performance and the actual results or developments may differ materially from those projected in any forward-looking statements.  All subsequent forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

•                  Furthermore, to supplement discussion relating to the consolidated financial statements and results as prepared in accordance with generally accepted accounting principles, or GAAP, Alteva uses a Non-GAAP measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash stock-based compensation, severance related expense, and nonrecurring charges associated with the disposal of the Syracuse operations.  A reconciliation of adjusted EBITDA to net income or loss can be found in the table at the end of the Company’s earnings results press release issued Friday March 28 which is also available in the Investors section of Alteva’s website.  Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income or loss or other financial statement data presented in accordance with GAAP in the Company’s consolidated financial statements.  The Company believes that non-GAAP financial information provided in the release and as may be discussed during this conference call can assist investors in understanding and assessing Alteva’s on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing Alteva’s financial results with other companies in Alteva’s industry and the broader technology sector, many of which present similar non-GAAP financial measures to investors.

•                  As was already mentioned, we will not be taking calls during today’s presentation.

•                  At this time, I would like to introduce the participants on the conference call.  We are joined by Brian Callahan, Executive Vice President and Chief Financial Officer and Brian Kelley and Ed Morea, two members of the Board of Directors of the Company.   And now I have the pleasure of turning the call over to Brian Kelley.  Brian, would you please begin?

Brian Kelley

•                  Thanks, Jordan. I’d like to welcome the investment community to Alteva’s fourth quarter and full year 2013 financial results conference call.

•                  As you may already be aware, the Company recently announced the implementation of senior management changes and the beginning of an organizational restructuring of its business to streamline operating efficiencies, more optimally position the Company for profitable growth and continue its mission to deliver superior communications solutions and customer service excellence.

•                  As part of this organizational restructuring, the Company terminated the employment of David Cuthbert, its former President and CEO, and Jay Conn, its former Chief Operating Officer.

•                  In addition, the Board of Directors instituted a continuity of leadership through the establishment of an interim Office of the CEO which will consist of Brian Callahan (currently EVP, CFO and Treasurer), Bill Birnie (currently EVP and Chief Marketing Officer) and Mark Marquez (currently EVP and Chief Technology Officer).  The Office of the CEO will report directly to the Board of Directors as an interim measure.  The Board has started the process to replace the duties of Messrs. Cuthbert and Conn.  This process is expected to be completed during the second quarter of 2014

•                  The Board of Directors implemented these changes to best position Alteva to successfully achieve meaningful profitable and sustainable growth to drive long-term shareholder value while continuing to provide best-in-class mission critical UCaaS services to its customers for their business communication needs.  Over the coming weeks, the Board will work closely with the Office of the CEO to finalize an organizational strategy and reporting structure.

•                  I would also like to address upfront two recent important events.  The first is the delay in our 2013 10-K filing and the second is the status of our O-P Agreement, including our intentions regarding our options relating to this partnership.

•                  With respect to our recent 10K filing, which was filed last Friday March 28, the Company restated its consolidated financial statements as of and for the year ended December 31, 2012, and the condensed consolidated financial statements for the first three interim periods of the year ended December 31, 2013, related to the determination of the valuation allowance needed to reflect the deferred tax assets at the amount that is more than likely than not realizable under U.S. Generally Accepted Accounting Principles (“GAAP”) for income taxes.  Where applicable, comparisons in this presentation reflect the restated figures.

•                  With respect to our O-P Agreement, and our intentions regarding this partnership, the Company intends to exercise its O-P Put option in April 2014.  The expected gross proceeds of exercising this O-P Put option are $50 million and will be used to (a) pay taxes on the related gain, (b) repay outstanding senior debt, and (c) fund working capital needs and support growth initiatives, including supporting our current customers and deploying solutions for new customers.

•                  Moving to our financial and operating results for the fourth quarter and full year, I will now turn the call over to Brian Callahan, our Executive Vice President and Chief Financial Officer.  Brian, take it away.

Brian H. Callahan, Executive Vice President and Chief Financial Officer

•                  Thanks, Brian.

•                  I’ll begin my remarks by providing some key highlights and then drive down a bit deeper with some qualitative description underpinning the highlights.

•                  For the fourth quarter of 2013, we achieved Adjusted EBITDA* of $2.5 million, an improvement from $337,000 from the same period in 2012; Adjusted EBITDA* for the fourth quarter of 2013 and 2012 included $3.25 million of income from the Company’s O-P investment.

•                  For the full year 2013, Alteva achieved Adjusted EBITDA* of $8.6 million, an improvement from $2.3 million in 2012; Adjusted EBITDA* for the full year 2013 and 2012 included $13.0 million and $11.0 million, respectively, of income from the Company’s O-P investment.

•                  Although we continue to focus on improving profitability, we do not expect to generate positive Adjusted EBITDA, excluding the income from the O-P investment, by the end of the first quarter of 2014.

•                  I would like to quickly make a comment regarding Adjusted EBITDA.  To reiterate what Jordan Darrow stated at the top of the call, adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash stock-based compensation, severance related expense, and nonrecurring charges associated with the disposal of the Syracuse operations.  Adjusted EBITDA is commonly used by management, and investors, as an indicator of operating performance and liquidity.  However, Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

•                  Alteva narrowed its operating loss for the fourth quarter of 2013 to $(2.3) million, as compared to $(13.6) million for the same period in 2012; the operating loss for the full year 2013 also narrowed to $(11.6) million from $(24.3) million for 2012.

•                  Further, the Company narrowed its net loss for the fourth quarter of 2013 to $(0.3) million, as compared to $(8.5) million for the same period in 2012; the net loss for the full year 2013 also narrowed to $(0.6) million from $(10.9) million for 2012.

•                  For the fourth quarter of 2013, UC revenues increased by 14%, which includes the results of the Syracuse, NY operations that were sold in September 2013, to $3.9 million from $3.4 million for the fourth quarter of 2012; excluding the Syracuse operations, UC revenues increased 37% for the fourth quarter of 2013 as compared to the same period in 2012.

•                  For the full year 2013, UC revenues increased by 17%, which includes the results of the Syracuse operations that were sold in September 2013, to $15.8 million  from $13.6 million for full year 2012; excluding the Syracuse operations, UC revenues increased 27% for full year 2013 compared to full year 2012.

•                  At the end of 2013, there were over 39,000 users on Alteva’s hosted platform, which represents an increase of 33% of the installed base compared to the end of 2012; excluding the seats associated with the divested Syracuse operations, users on Alteva’s hosted platform increased 51%.

•                  Gross profit margin increased to 55% in the fourth quarter of 2013 from 46% for the same period in 2012; gross profit margin increased to 55% for full year 2013 from 49% for full year 2012.

•                  Senior debt was reduced to $9.7 million at December 31, 2013, a decrease of $4.4 million, or 31%, from December 31, 2012.

•                  In 2013, Alteva continued to invest in its UCaaS platform technologies while strengthening its financial position; accordingly the Company has made enhancements to its service offerings to add new mobile applications that seamlessly integrate Alteva’s HD voice with Microsoft’s Lync Communication services, Google Apps for Business and leading cloud-based CRM applications like Salesforce.com.

•                  The Company intends to continue its focus on profitable growth and we expect Adjusted EBITDA* to improve with rationalization of the business model, focused channel growth and business development.

•                  Turning to some specific detail…

•                  Revenues were $7.4 million in the fourth quarter of 2013, an increase of 6.6% from $6.9 million for the same period in 2012.  Revenues increased 16% year-over-year excluding the revenue from the Syracuse operations that were sold in September 2013.

•                  UC revenues were $3.9 million in the fourth quarter of 2013, an increase of 14% from $3.4 million for the same period in 2012.  UC revenues in the fourth quarter of 2013 increased 37% on a year-over-year basis excluding the revenue from the Syracuse operations, and improved by 6% from the third quarter on a similar comparison.

•                  As a percentage of consolidated revenue, the UC segment contributed approximately 53% of revenues in the fourth quarter of 2013 as compared with 49% for the same period in 2012.  The increase in UC revenues was attributable to the addition of new clients and the increase in services to existing clients.

•                  Approximately 89% of fourth quarter UC revenues were from licenses and services which are expected to be recurring in nature, with the balance of revenues derived from equipment sales for UC customer implementations.

•                  Telephone revenues were $3.5 million in the fourth quarter of 2013, as compared with $3.5 million for the same period in 2012.  The Telephone segment contributed approximately 47% of revenues in the fourth quarter 2013 as compared with 51% for the same period of 2012.  Telephone revenues were slightly lower year-over-year as a result of continued access line losses, which were partially offset by an increase in access line rates earlier in the year and modest growth in broadband Internet services revenues.

•                  Gross profit increased by 27% to $4.1 million in the fourth quarter of 2013 from $3.2 million for the same period in 2012.  Gross profit as a percentage of revenues was 55% in the fourth quarter 2013, as compared with 46% for the same period in 2012.  The improvement in gross profit primarily reflects the substantial increase in revenues contributed by the UC segment and the Company’s ability to leverage its existing infrastructure, and impact of the cost reduction initiatives, which included the sale of the Syracuse operations, and the previously disclosed workforce reduction in the Telephone segment.

•                  Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2013 were $5.4 million, as compared with $6.5 million for the same period in 2012.  The $1.1 million, or 16%, decrease in SG&A expenses was primarily associated with a reduction in wages, including the impact from the restructuring of the Telephone segment in the second quarter of 2013, the sale of the Syracuse operations, and other expense management initiatives implemented throughout the year.

•                  Total other income for the fourth quarters of 2013 and 2012 was $3.1 million and $3.2 million, respectively.  Other income included the income from the Company’s equity investment in the O-P partnership of $3.25 million in the fourth quarters of 2013 and 2012.

•                  For the fourth quarter of 2013, the Company had an income tax expense of $1.1 million, or 137% of income before income taxes, as compared to an income tax benefit of $2.0 million, or 19% of loss before income taxes, for the fourth quarter of 2012.  The fourth quarter 2013 income tax expense was negatively impacted by expense of $0.6 million for an additional valuation allowance against deferred tax assets.  The fourth quarter 2012 income tax benefit was negatively impacted by expense of $2.5 million for an additional valuation allowance against deferred tax assets.

•                  For the fourth quarter of 2013, the Company’s net loss was $(0.3) million, as compared to a net loss of $(8.5) million for the same period of 2012, which included an $8.9 million charge for impairment of fixed assets in our Telephone segment.

•                  Basic and diluted net loss per share was $(0.05) for the fourth quarter of 2013, as compared with basic and diluted net loss per share of $(1.49) in the same period of the prior year.

•                  This concludes my remarks and I will turn it back over to Brian to wrap up.

Brian Kelley

•                  Thanks Brian.  I would like to conclude our remarks today by thanking everyone for joining us on today’s call.  With (a) the planned organizational restructuring we are effecting and (b) the planned exercise of our O-P Put option and the financial resources this will provide us, we are excited about the prospects for Alteva, our customers, our shareholders and our employees.

•                  The Board will be working closely with senior management as we move forward and we anticipate having some further announcements as we finalize our strategic plans over the next few months.  Thank you all for attending

Operator — Closing the call:

•                  The conference call has now concluded.  A replay of this call will be available by dialing either of the two phone numbers listed in the Company’s earnings release beginning 12:00 p.m. eastern today through April 23, 2014, and via the Company’s website at www.alteva.com.

•                  Thank you for attending today’s presentation.  You may now disconnect.”

[End of Script]